Exhibit 10.12F

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE dated this 14 day of April, 1999, by and between Salt Lake Research Associates, LP, a New Mexico Limited Partnership, hereinafter referred to as Landlord, and NPS Pharmaceuticals Inc., a Delaware Corporation, hereinafter referred to as Tenant, for premises located at 420 Chipeta Way, Suites 20200 and 20240; and premises located at 410 Chipeta Way, Suite 10219, Salt Lake City, Utah 84108.

RECITALS

WHEREAS, under that certain lease dated June 3, 1994 and as Amended on May 14, 1995, September 11, 1996, March 6, 1997 and September 22, 1998 (collectively the “Lease”), the Tenant presently occupies space (the “Premises”) at 420 Chipeta Way, Salt Lake City, Utah; and

WHEREAS, it is Tenant’s desire to expand the Leased Premises and Rentable Area (the “Premises”) as noted on Exhibit “A” ; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.	Section 2. Leased Premises and Rentable Area. This Section shall be adjusted as follows: Effective on or about June 1, 1999, Tenant shall expand its Primary Space to include space presently occupied by University of Utah Hospital Homecare (“Homecare”) containing 1,610 rentable square feet (the “Expansion Space”) for a total of 56,056 rentable square feet. Tenant hereby accepts the Expansion Space in its “as is” condition.

2.	Section 5. Rent of the Lease is amended to provide that during the Extended Term hereof Tenant shall pay to Landlord for their Leased Premises, in addition to any other charge to be paid by Tenant under the “Lease”, $11.00 per rentable square foot as monthly rent for the first year. On each anniversary date of the extended term, rent shall increase by 2.75% and shall be paid as follows:

	Year	Month	Annual
	6/1/99 – 9/30/99	$ 48,092.58	$577,111.00
	10/1/99 – 9/30/00	$ 51,384.67	$616.616.00
	10/1/00– 9/30/01	$ 52,797.75	$633,572.94
	10/1/01– 9/30/02	$ 54,249.68	$650,996.20
	10/1/02– 9/30/03	$ 55,741.55	$668,898.59
	10/1/03– 9/30/04	$ 57,274.44	$687,293.30

3.	Section 14. Alterations. Tenant shall be responsible for the installation, completion and the cost of all action required to comply with any and all statutes, rules, regulations, zoning codes, building codes and the requirements of the Americans with Disabilities Act of 1990 (the “ADA”). Tenant shall not reconfigure the common area corridors in any manner without obtaining Landlord’s prior written approval.

4.	Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease except Landlord’s Broker Grubb & Ellis/Utah Realty and Tenant’s Broker GVA Business Properties Group. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. Any and all commissions payable to Tenant’s Broker shall be paid by Tenant and Tenant indemnifies Landlord against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by Tenant’s Broker.

Except as modified herein, all terms and conditions of the Lease, as amended, shall remain in full force and effect.

LANDLORD:	TENANT:

SALT LAKE RESEARCH PARK ASSOCIATES, LIMITED PARTNERSHIP By: BGK Realty, Inc., its general partner	NPS PHARMACEUTICAL INC.

By: /s/ Cheryl S. Willoughby	By: /s/ Robert K. [Illegible]
Cheryl S. Willoughby	Robert K. [Illegible]
Title: Senior Vice President	Title: Vice President, Finance

EXHIBIT “A”